Exhibit 10.28

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

THIS SEPARATION AND RELEASE OF CLAIMS AGREEMENT (this “Agreement”) is entered into by and between Peter C. Mitchell (“Employee” or “You”) and Coeur Mining, Inc. (“Company”).
RECITALS
A.Employee has been employed by the Company. Employee’s employment will be terminated effective December 31, 2018 (the “Separation Date”). Employee’s last date of work will be on the Separation Date.
B.Employee and the Company desire to resolve any and all disputes that may exist, whether known or unknown, between them, including, but not limited to, disputes relating to Employee’s employment with the Company and the termination of that employment relationship.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Supplemental Waiver and Release Agreement (“Supplemental Release”), attached hereto as Exhibit A, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, You and Company agree as follows:
AGREEMENT
1.Effective Date. This Agreement is effective on the eighth day following the Employee signing this Agreement, provided that You do not revoke your execution of this Agreement as provided in Paragraph 3 below.
2.Consideration Period. Employee is hereby given 21 days from receipt of this Agreement in which to consider and consult with an attorney regarding this Agreement. The Company hereby advises You to consult with an attorney before signing this Agreement.
3.Revocation Period. Employee has seven (7) days from the date on which You sign this Agreement to revoke this Agreement by providing written notice (by fax, mail, or hand delivery or electronic mail) of Your revocation to:
Emilie Schouten, Senior Vice President, Human Resources
Coeur Mining, Inc.
104 S. Michigan Avenue Suite 900
Chicago, IL 60603
Fax: (312) 489-5898
E-mail: eschouten@coeur.com
Employee’s revocation, to be effective, must be received by the above-named person by the end of the seventh day after You sign this Agreement. This Agreement becomes effective on the eighth day after You sign this Agreement, providing that You have not revoked this Agreement as provided above.
4.Termination of Employment: Your employment with the Company terminates on the Separation Date. Between the date this agreement is signed by all parties and the Separation Date, Employee will provide support and transition of duties and applicable documents to the respective areas. Employee must agree to support the transition in order to receive the benefits provided in Paragraph 5.
5.Separation Assistance. Upon signing, returning, and not revoking and the Company countersigning this Agreement and the Supplemental Release, You will receive the payments and/or benefits described below, subject to Section 5(f):
(a)Health Insurance. In consideration for Your promises and covenants contained in this Agreement and the Supplemental Release, Company agrees to subsidize the cost of health insurance benefits through COBRA coverage by covering the employer paid portion of Your COBRA election for continuation of Your medical coverage for up to

Twelve (12) months after your medical coverage ends due to the termination of your employment. If You wish to enroll in COBRA continuation medical coverage, You must complete all paperwork necessary to elect COBRA coverage. You understand that this will not be done by the Company. If You fail to elect COBRA coverage or make a payment, the Company has no further duties with respect to health insurance. Under federal law, COBRA coverage normally lasts no more than a maximum of 18 months or until you become covered by new health care coverage.
(b)Other Payments. In addition to Section 5(a) above, the Company has agreed to provide You with an incentive payment pursuant to the Company’s Annual Incentive Plan for the fiscal year ending December 31, 2018 (determined in accordance with customary Company practices), payable in a lump sum on the date all other executive officers of the Company receive Annual Incentive Plan payments for the fiscal year ending December 31, 2018.
(c)Equity Awards. In addition to Sections 5(a) and 5(b) above, (i) in respect of performance share units awarded to You in early 2016 for the three-year performance period from January 1, 2016 through December 31, 2018 (the “2016 PSUs”), You will receive shares of Company common stock corresponding to actual Company performance results as certified by the Compensation and Leadership Development Committee of the Board in early 2019, issuable on the date all other executive officers of the Company are issued shares in respect of the 2016 PSUs, and (ii) on the Separation Date (A) all unvested restricted stock issued to You under the Company’s long-term incentive plans shall vest and (B) shares of Company common stock shall be issued to You in respect of certain outstanding performance share unit awards under the Company’s long-term incentive plans, in the case of (A) and (B) above, as set forth in Exhibit B attached hereto.
(d)Other Benefits. Except as expressly provided in Sections 5(a), 5(b) and 5(c) above, no other benefits will be provided to You as part of this Agreement or otherwise in connection with the termination of Your employment. Any other benefits to which You may be entitled will be governed by the terms of the appropriate benefit plans or applicable law.
(e)Acknowledgment. You acknowledge that the payments and benefits provided for in this Agreement exceed those which You would normally receive upon termination of the employment relationship in this situation and that such additional payments and benefits are in exchange for You signing this Agreement.
(f)Taxes. Company does not make any representations and is not providing any advice regarding the taxation of the payments described in this Agreement, including, but not limited to taxes, interest, and penalties under Section 409A of the Internal Revenue Code and liabilities under state tax laws (together, “Tax Liabilities”). No indemnification or gross-up is payable under this Agreement with respect to any such Tax Liabilities. You agree to release the Company from any and all claims related to Your Tax Liabilities and hold the Company harmless in the event of any claims made against You related to such Tax Liabilities.
6.Release.
(a)General Release. In exchange for the compensation, payments, benefits, promises and other consideration provided to You under this Agreement, to the fullest extent permitted by law, You for yourself, your successors, heirs and assigns, hereby forever release and discharge the Company and Releasees (as defined below) from any and all claims, grievances, injuries, causes of action, suits, arbitrations, wages, attorneys’ fees, costs, damages, promises, contracts or liabilities whatsoever, in law or in equity, whether known or unknown or suspected to exist by You, which You have had or may now have against Company or Releasees, including, but not limited to, any arising from or connected in any way with Your employment with the Company or the termination of that employment. Without limiting the generality of the foregoing, this waiver and release includes any claim or right based upon any federal, state, or local employment practices or laws including, but not limited to: The Age Discrimination in Employment Act (ADEA), Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act (ADA), the Older Workers’ Benefits Protection Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act (WARN), the Equal Pay Act, the Family and Medical Leave Act of 1993 (FMLA), the Employee Retirement Income Security Act (ERISA), the Illinois Human Rights Act, the Right to Privacy in the Workplace Act, the Illinois Health and Safety Act, the Illinois WARN Act, the Illinois One Day Rest in Seven Act, the Illinois Union Employee Health and Benefits Protection Act, the Illinois Employment Contract Act, the Illinois Labor Dispute Act, the Victims' Economic Security and Safety Act, the Illinois Whistleblower Act) and amendments to those laws as well as any claims under local statutes and ordinances that may be legally waived and released and/or any other federal, state or local laws dealing with employment claims, practices, discrimination, wrongful discharge, or breach of contract. Without limiting the generality of the foregoing, You hereby acknowledge and covenant that You have knowingly relinquished and forever release any and all remedies which might otherwise be available to You, including claims for back pay, liquidated damages, recovery of interest, costs, punitive damages or attorneys’ fees, and any claims for employment or re-employment with Company.
(b)Releasees. For purposes of this Agreement, the term “Releasees” includes the Company and the Company’s parents, subsidiaries, affiliates, related companies, partnerships and joint ventures, predecessors, successors and assigns, and with respect to each such entity, all of its past and present employees, officers, directors, shareholders, owners, representatives, agents, attorneys, assigns, insurers, employee benefits plans and such plans’ administrators, fiduciaries, trustees, assigns and agents, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities, and any other persons or entities acting on behalf of any of these persons or entities.
(c)Exceptions. Nothing in this Agreement constitutes a release or waiver by You, or prevents You from making or asserting: (i) any claim or right under COBRA; (ii) any claim or right for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee pension or retirement benefit plan; and (iv) any claim or right under this Agreement. In addition, the foregoing release of claims excludes and You do not waive, release or discharge (I) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative or government agency; and (II) any right to make claims which cannot be waived by law. Notwithstanding the foregoing, You agree to waive the right to receive any future monetary recovery directly from the Company, including payments from the Company that result from any complaints or charges that you file with any governmental agency or that are filed on your behalf. Finally, nothing in this Agreement is intended to or will be used in any way to limit employees’ rights to communicate with a government agency, as provided for, protected under or warranted by applicable law. If it is determined that any claim covered by Paragraph 6 cannot be released as a matter of law, this release of claims will remain valid and fully enforceable as to the remaining released claims.
(d)Supplemental Release. You agree to deliver a signed copy of the Supplemental Release to the Company on the Separation Date.
7.Absence of Certain Claims.
(a)You agree that as of the date you sign this Agreement: (i) if You requested a leave of absence, the Company has made available to You information about the Family and Medical Leave Act (“FMLA”) and other leave rights and You were not improperly denied any request for leave under the FMLA or other leave law; (ii) if You took leave under the FMLA or other leave law, the Company provided You with the full range of benefits to which You were entitled and did not subject You to any retaliation as a result of taking such leave; (iii) the Company paid You all wages, including overtime, commissions, bonuses, incentives, vacation and other time off benefits, and any other form of compensation or remuneration of any kind, and You have properly reported all hours that You have worked, if required to do so; and (iv) the Company gave You appropriate notice of Your separation from employment under the Worker Adjustment Retraining and Notification Act or similar state or local law, if applicable.
(b)As of the date You sign this Agreement you agree and warrant that: (i) You have advised the Company of all facts of which You are aware that You believe may constitute a violation of the Company’s general polices, compliance policies, legal obligations, or the law; (ii) the Company has resolved those issues to your satisfaction; (iii) you are not aware of any current violations of the Company’s general policies, compliance policies, legal obligations, or the law; and (iv) you have not suffered any adverse action as a result of your conduct in this regard.
8.Non-Admission of Liability. You and the Company agree that this Agreement shall not in any way be construed or interpreted as an admission of liability or wrongdoing by the Company, the Releasees, or You, any such liability or wrongdoing being expressly denied.
9.Return of Company Property. You represent that on the Separation Date, except as otherwise agreed between You and the Company, You will have returned to the Company, and following the Separation Date You will refrain from intentionally obtaining or seeking to obtain, all Company property including, but not limited to, company credit card, mobile devices, iPads, computer laptops, original and duplicate copies of all Your work product and of files, calendars, books, records, notes, notebooks, customer lists and proposals to customers, manuals, computer disks, thumb drives, diskettes and any other magnetic and other materials you have in your possession or under your control belonging to the Company and Releasees or containing confidential or proprietary information concerning the Company and Releasees or their customers or operations.
10.Cooperation. As a free and voluntary act, You agree after the termination date to cooperate at the Company’s request and expense with any inquiries, investigations, threats of litigation, or claims or lawsuits by or involving the Releasees on matters regarding which You had some knowledge or responsibility. You shall make yourself reasonably available at the Company’s request and expense for any inquiry, investigation or litigation, including specifically, but not exclusively, preparation for depositions and trial. You will not receive reimbursement for time spent testifying in depositions or trial or any interview by government officials. You agree not to assist or provide information in any private litigation against the Releasees, except as required under law or formal legal process, and only after first giving notice to the Company to allow the Company to take action with respect to any request for information or assistance by anyone.
11.Continuing Obligations.
(a)Reserved.
(b)Confidential and Proprietary Information. Unless you first secure the Company’s written consent, you shall not directly or indirectly publish, disclose, market, use, intentionally obtain or seek to obtain, or authorize, advise, hire, counsel or otherwise procure any other person or entity, directly or indirectly, to publish, disclose, market, use, intentionally obtain or seek to obtain, any trade secrets, proprietary computer software and programs, and other confidential and proprietary information and materials of or about the Company and Releasees and their operations and customers, including any confidential and proprietary information and materials of which you became aware or informed during your employment with the Company (“Company Proprietary Information”). Such Company Proprietary Information is and shall continue to be the exclusive proprietary property of the Company and Releasees. Notwithstanding any other provision of this Agreement, (a) the Employee is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (I) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (II) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and (b) the Employee is further notified that if the Employee files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Employee may disclose the Employer’s trade secrets to the Employee’s attorney and use the trade secret information in the court proceeding if the Employee: (I) files any document containing the trade secret under seal; and (II) does not disclose the trade secret, except pursuant to court order.
(c)Defend Trade Secrets Act Notice. Notwithstanding any of the foregoing (or any other provision in this Agreement), pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
(d)Agreement Not to Solicit Business Contacts. As a condition to and in consideration for any benefits provided under this Agreement, You shall not, for one year following Your Separation Date (the “Restricted Period”), directly or indirectly (i) solicit or encourage any client, customer, bona fide prospective client or customer, supplier, licensee, licensor, landlord or other business relation of the Company and/or any of its affiliates (each a “Business Contact”) to terminate or diminish its relationship with them; or (ii) seek to persuade any such Business Contact to conduct with anyone else the business of the Company that such Business Contact conducts or could conduct with the Company and/or any of its affiliates.
(e)Agreement Not to Solicit or Hire Employees. As a condition to and in consideration for any benefits provided under this Agreement, You shall not, during the Restricted Period, directly or indirectly solicit for employment, employ or induce or attempt to induce any employees, consultants, contractors or representatives of the Company and/or any of its affiliates to stop working for, contracting with or representing the Company and/or its affiliates. Notwithstanding the foregoing, You will not be in breach or violation hereof in the event You use any form of industry wide or public media to advertise, seek or solicit employment, consulting, contract or representative services without specifically targeting the employees, consultants, contractors or representatives of the Company.
(f)Non-Disparagement. As a condition to and in consideration for any benefits provided under this Agreement, You shall not, during the Restricted Period or at any time thereafter, make, directly or indirectly, any public or private statements or other communications that are or could be harmful to or reflect negatively on (or that are otherwise disparaging of) the Company or any of its affiliates or their respective businesses, or any of their past, present or future officers, directors, employees, advisors, agents, policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards.
(g)Compliance with Law or Legal Process. Nothing in this Agreement prohibits or restricts any party or such party’s attorneys from their rights to: (i) disclose relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; or (ii) participate, cooperate, or testify in any action, investigation, or proceeding with, or provide information to, the Company’s Legal Department, any self-regulatory organization, any governmental agency, or legislative body; provided that, if permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, the party receiving the subpoena, order, or legal process shall give prompt written notice to the other party to permit the other party to protect its interests in confidentiality to the fullest extent possible.
(h)Termination of Benefits. In the event You, at any time, violate any of these Continuing Obligations or other confidentiality obligations to the Company: (i) You will be deemed in material breach of this Agreement, (ii) the Company will be relieved of any ongoing obligation to comply with any of the terms of this Agreement, including without limitation the obligation to make the payments described in Section 5 above and (iii) the Company will be entitled to the return of all payments made to you pursuant to this Agreement and retaining the right to take any other action to enforce this Agreement and seek additional damages and other judicial relief for any breach. The Company will also be entitled to take all steps to enforce this Agreement and seek damages and other judicial relief for the breach.

12.Acknowledgments.
(a)Entire Agreement. The parties hereto acknowledge and agree that this Agreement contains the entire Agreement between Company and You with respect to the subject matter hereof and that it supersedes and invalidates any previous agreements or policies or contracts between them. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.
(b)Modification. This Agreement may not be changed orally, and no modification, amendment, or waiver of any of the provisions contained in this Agreement, nor any future representation, promise or condition in connection with the subject matter of this Agreement shall be binding upon any party unless made in writing and signed by both parties.
(c)Understanding of Agreement. You expressly state that you have carefully read this Agreement, understand it and agree and acknowledge that you are releasing Company from any possible claim which you may have relating to your employment with Company or the termination of such employment. You further agree that it has been recommended to You that You consult with an attorney and any other advisor of Your own choosing regarding Your execution of this Agreement. You further agree that You have been given twenty-one (21) days in which to consider whether to sign this Agreement and have either used that full twenty-one (21) day period or voluntarily decided to sign this Agreement before the end of that period. You further understand that You may revoke this Agreement within seven (7) days after executing it by notifying Company in writing of such revocation. This Agreement shall not take effect until the eighth day after its execution, but if it is not revoked within the seven (7) day period, this Agreement shall be fully effective and enforceable thereafter.
(d)Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Illinois without regard to conflicts-of-law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in any state or federal court located in the state of State of Illinois, county of Cook. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
(e)Waiver. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
(f)Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.
The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.
The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.
(g)Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
(h)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
(i)Company Consent. To be effective, any consent of the Company given under this Agreement must be in writing and provided by the Senior Vice President, Human Resources or President and Chief Executive Officer.
[The remainder of this page has been left blank intentionally. Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below.

Coeur Mining, Inc. By /s/ Emilie C. Schouten Name Emilie C. Schouten Title Senior Vice President, Human Resources Officer	Peter C. Mitchell /s/ Peter C. Mitchell Signature Print Name: Peter C. Mitchell Date: December 19, 2018

SCHEDULE A
SUPPLEMENTAL WAIVER AND RELEASE AGREEMENT
THIS SUPPLEMENTAL WAIVER AND RELEASE AGREEMENT (“Supplemental Release”) is entered into by Peter C. Mitchell (“Employee” or “You”) for the benefit of Coeur Mining, Inc. (“Company”) and the other Releasees. Capitalized terms not otherwise defined herein will have the same meaning ascribed to them in the Separation and Release of Claims Agreement (“Agreement”), and you hereby agree as follows:
1.Release.
(a)General Release. In exchange for the compensation, payments, benefits, promises and other consideration provided to You under the Agreement, to the fullest extent permitted by law, You for yourself, your successors, heirs and assigns, hereby forever release and discharge the Company and Releasees (as defined below) from any and all claims, grievances, injuries, causes of action, suits, arbitrations, wages, attorneys’ fees, costs, damages, promises, contracts or liabilities whatsoever, in law or in equity, whether known or unknown or suspected to exist by You, which You have had or may now have against Company or Releasees, including, but not limited to, any arising from or connected in any way with Your employment with the Company or the termination of that employment. Without limiting the generality of the foregoing, this waiver and release includes any claim or right based upon any federal, state, or local employment practices or laws including, but not limited to: The Age Discrimination in Employment Act (ADEA), Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act (ADA), the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act (WARN), the Equal Pay Act, the Family and Medical Leave Act of 1993 (FMLA), the Employee Retirement Income Security Act (ERISA), the Illinois Human Rights Act, the Right to Privacy in the Workplace Act, the Illinois Health and Safety Act, the Illinois WARN Act, the Illinois One Day Rest in Seven Act, the Illinois Union Employee Health and Benefits Protection Act, the Illinois Employment Contract Act, the Illinois Labor Dispute Act, the Victims' Economic Security and Safety Act, the Illinois Whistleblower Act), and amendments to those laws as well as any claims under local statutes and ordinances that may be legally waived and released and/or any other federal, state or local laws dealing with employment claims, practices, discrimination, wrongful discharge, or breach of contract. Without limiting the generality of the foregoing, You hereby acknowledge and covenant that You have knowingly relinquished and forever release any and all remedies which might otherwise be available to You, including claims for back pay, liquidated damages, recovery of interest, costs, punitive damages or attorneys’ fees, and any claims for employment or re-employment with Company.
(b)Exceptions. Nothing in this Supplemental Release constitutes a release or waiver by You, or prevents You from making or asserting: (i) any claim or right under COBRA; (ii) any claim or right for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee pension or retirement benefit plan; and (iv) any claim or right under this Agreement. In addition, the foregoing release of claims excludes and You do not waive, release or discharge (I) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative or government agency; and (II) any right to make claims which cannot be waived by law. Notwithstanding the foregoing, You agree to waive the right to receive any future monetary recovery directly from the Company, including payments from the Company that result from any complaints or charges that you file with any governmental agency or that are filed on your behalf. Finally, nothing in this Supplemental Release is intended to or will be used in any way to limit employees’ rights to communicate with a government agency, as provided for, protected under or warranted by applicable law. If it is determined that any claim covered by this paragraph cannot be released as a matter of law, this release of claims will remain valid and fully enforceable as to the remaining released claims.
2.Absence of Certain Claims.
(a)You agree that as of the date you sign this Supplemental Release: (i) if You requested a leave of absence, the Company has made available to You information about the Family and Medical Leave Act (“FMLA”) and other leave rights and You were not improperly denied any request for leave under the FMLA or other leave law; (ii) if You took leave under the FMLA or other leave law, the Company provided You with the full range of benefits to which You were entitled and did not subject You to any retaliation as a result of taking such leave; (iii) the Company paid You all wages, including overtime, commissions, bonuses, incentives, vacation and other time off benefits, and any other form of compensation or remuneration of any kind, and You have properly reported all hours that You have worked, if required to do so; and (iv) the Company gave You appropriate notice of Your separation from employment under the Worker Adjustment Retraining and Notification Act or similar state or local law, if applicable.
(b)As of the date You sign this Supplemental Release you agree and warrant that: (i) You have advised the Company of all facts of which You are aware that You believe may constitute a violation of the Company’s general polices, compliance policies, legal obligations, or the law; (ii) the Company has resolved those issues to your satisfaction; (iii) you are not aware of any current violations of the Company’s general policies, compliance policies, legal obligations, or the law; and (iv) you have not suffered any adverse action as a result of your conduct in this regard.
3.Return of Company Property. You covenant that You will have returned to the Company all Company property including, but not limited to, company credit cards, building passes, mobile devices, iPads, computer laptops, original and duplicate copies of all Your work product and of files, calendars, books, records, notes, notebooks, customer lists and proposals to customers, manuals, computer disks, thumb drives, diskettes and any other magnetic and other materials you have in your possession or under your control belonging to the Company and Releasees or containing confidential or proprietary information concerning the Company and Releasees or their customers or operations.

EMPLOYEE _________________________________ Peter C. Mitchell Date: ____________________________

SCHEDULE B
EQUITY AWARD MATTERS
Restricted Stock Vesting:
115,950 shares

•	77,583 shares granted in 2016

•	24,545 shares granted in 2017

•	13,822 shares granted in 2018
Performance Share Issuance:

•	pro rata portion of the target number of performance share units awarded in early 2017 for the three-year performance period from January 1, 2017 through December 31, 2019 (32,167 shares)

•	pro rata portion of the target number of performance share units awarded in early 2018 for the three-year performance period from January 1, 2018 through December 31, 2020 shares (20,730 shares)